Exhibit 10.7

RAE SYSTEMS INC.
RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement is dated as of December             , 2001 (the “Effective Date”) by and between RAE Systems Inc., a California corporation (the “Company”), and each of Neil W. Flanzraich and Dr. Phillip Frost (collectively, the “Purchasers”).

WHEREAS, the Company desires to engage the Purchasers to identify and evaluate potential partners acceptable to the Company with respect to a contemplated merger of the Company with a publicly-listed company.

WHEREAS, in connection with such engagement, the Company desires to issue shares of restricted common stock pursuant to the terms hereto.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.    Number of Shares and Price Per Share.    Each Purchaser hereby agrees to purchase from the Company and the Company agrees to sell to each Purchaser such number of shares of Common Stock of the Company, par value $.01 per share (the “Stock”), as is set forth on such Purchaser’s signature page hereto for a purchase price of $.125 per share. The closing of the purchase and sale described above shall occur immediately upon execution of this Agreement.

2.    Share Repurchase Option.    At any time after March 31, 2002 (the “Target Date”), the Company shall have the option (the “Repurchase Option”) to reacquire any shares purchased pursuant to this Agreement which have not been released to the Purchaser pursuant to subsection 2(a) (the “Unreleased Shares”) under the terms set forth in this Section 2; provided, however, that if a definitive agreement to consummate a Qualifying Transaction (as defined below) has been entered into by the Company and is still in full force and effect as of March 31, 2002, such Target Date shall be the earlier of: (i) the closing of the Qualifying Transaction contemplated by such definitive agreement; (ii) termination of such definitive agreement; or (iii) September 30, 2002.

(a)    Release of Shares from Repurchase Option.    All of the Stock purchased hereunder shall be released from the Company’s Repurchase Option upon the closing of: (i) a direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company; (ii) merger; or (iii) sale, exchange, or transfer of all or substantially all of the Company’s assets, whereby such sale, exchange, merger or transfer set forth in (i), (ii) or (iii) is with a publicly-traded corporation ((i), (ii) and (iii), a “Qualifying Transaction”); provided, however, that no transaction shall constitute a Qualifying Transaction unless the participating public corporation initially contacted Purchasers or was contacted by Purchasers with respect to such Qualifying Transaction (i.e., Qualifying Transactions shall not be deemed to include transactions pursuant to which such participating entity initially contacts the Company or is contacted by the Company or one of the Company’s agents (excluding Purchasers) with respect to such transaction independently of Purchasers). At all times the Company shall have the right to accept or reject any proposed transaction, including any which may qualify as a Qualifying Transaction, and to approve or disapprove any terms and conditions of any proposed transaction, including any which may qualify as a Qualifying Transaction. Notwithstanding the foregoing, if the Company enters into a letter or intent or definitive agreement for a Qualifying Transaction and such Qualifying Transaction does not close, fifty percent (50%) of the shares purchased pursuant to this Agreement shall be deemed to be not subject to the Repurchase Option if and only if the Company consummates a sale, exchange, merger or transfer set forth in (i), (ii) or (iii) above within six (6) months of the entry into such letter of intent or definitive agreement, and such letter of intent or definitive agreement is successfully used by the Company in its negotiations for such sale, exchange, merger or transfer to obtain terms more advantageous to the Company than would otherwise be obtainable without such letter or intent or definitive agreement (with Purchasers bearing the burden of proof with respect to the foregoing); in such event, any repurchase of shares by the Company which may have already occurred pursuant to this Agreement shall be deemed effective only with respect to the remaining 50% of the shares purchased pursuant to this Agreement upon the return by Purchasers of payments with respect thereto.

(b)    Exercise of Unvested Share Repurchase Option.    If the Transaction has not occurred by the Target Date, or if the Purchaser or the Purchaser’s legal representative attempts to dispose of any Unreleased Shares other than as allowed in this Agreement, the Company may exercise the Repurchase Option by written notice to the Escrow Agent (as defined in Section 7) and to the Purchaser or the Purchaser’s legal representative within 30 days after the Target Date or within 90 days after the Company has received notice of the attempted disposition.

(c)     Payment for Shares and Return of Shares.    Payment by the Company to the Escrow Agent on behalf of the Purchaser or the Purchaser’s legal representative shall be made in cash within 30 days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. The purchase price per share being purchased by the Company pursuant to the Repurchase Option shall be $0.125 per share, adjusted appropriately to reflect any stock split, stock dividend, recapitalization, etc. Within 30 days after payment by the Company, the Escrow Agent shall give the shares which the Company has purchased to the Company and shall give the payment received from the Company to the Purchaser.

(d)    Transfer Restriction.    Except for the escrow described in Section 7 or the transfer of Stock to the Company or its assignees contemplated by this Agreement, none of the Stock or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Stock from the Company’s Repurchase Option in accordance with the provisions of this Agreement, other than by will or the laws of descent or distribution.

(e)    Assignment of Unvested Share Repurchase Option.    The Company may assign the Repurchase Option to one or more persons, who shall have the right to exercise the Repurchase Option in his or her own name for his or her own account.

3.    Stock Dividends, etc.    If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new substituted or additional securities to which Purchaser is entitled by reason of Purchaser’s ownership of Unreleased Shares or Stock shall be immediately subject to the Repurchase Option with the same force and effect as the Unreleased Shares or Stock.

4.    Consent of Spouse.    If the Purchaser is married on the date of this Agreement and if community property laws govern Purchaser’s ownership of the Stock, the Purchaser’s spouse shall execute a Consent of Spouse in the form of Exhibit A hereto, effective on the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Stock that do not otherwise exist by operation of law or the agreement of the parties. If such Purchaser should marry or remarry subsequent to the date of this Agreement and the foregoing applies, the Purchaser shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by signing an additional Consent of Spouse in the form of Exhibit A.

5.    Legends.    All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION IN FAVOR OF THE COMPANY OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.

(b)    “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

(c)    Any legend required to be placed thereon by the federal or state securities authorities.

6.    Warranties and Representations.    In connection with the proposed purchase of the Stock, the Purchaser hereby agrees, represents and warrants as follows:

(a)    The Purchaser is purchasing the Stock solely for his own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 as amended (the “Act”). The Purchaser further represents that he or she does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof; and that the entire legal and beneficial interest of the Stock he or she is purchasing is being purchased for, and will be held for the account of, the Purchaser only and neither in whole nor in part for any other person.

(b)    The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. The Purchaser further represents and warrants that he or she has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as he or she deems necessary and appropriate to enable him or her to evaluate the financial risk inherent in making an investment in the Stock and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(c)    The Purchaser realizes that his or her purchase of the Stock will be a highly speculative investment, and he is able, without impairing his financial condition, to hold the Stock for an indefinite period of time and to suffer a complete loss on his investment.

(d)    The Company has disclosed to the Purchaser that:

(i) The sale of the Stock has not been registered under the Act, and the Stock must be held indefinitely unless a transfer of it is subsequently registered under the Act or an exemption from such registration is available, and that the Company is under no obligation to register the Stock;

(ii) The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

7.    Escrow.    As security for his faithful performance of the terms of this Agreement and to ensure the availability for delivery of the Stock upon exercise of the Repurchase Option herein provided for, the Purchaser agrees to deliver to and deposit with Gray Cary Ware & Freidenrich LLP (the “Escrow Agent”), as Escrow Agent in this transaction, a Stock Assignment duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit B, together with the certificate or certificates evidencing the Stock. Such documents shall be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Purchaser set forth in Exhibit C attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder.

8.    Transfers in Violation of Agreement.    The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9.    Rights as Shareholder.    Subject to the provisions of this Agreement, the Purchaser shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock deposited in escrow.

10.    Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.    Information/Confidentiality.    The Company will cooperate with, and make available to, Purchasers all information which Purchasers reasonably request in connection with the performance of its services, including all information concerning the business, assets, operations or financial condition of the Company. Except as contemplated by this Agreement, the Purchasers shall keep confidential all non-public information provided to it by the Company, including the fact of a possible Qualifying Transaction, and shall not disclose such information to any third party without the prior consent of the Company.

12.    Expenses.    All costs and expenses incurred by or in connection with the services to be rendered by Purchasers relating to the identification and evaluation of potential partners with respect a Qualifying Transaction shall be costs and expenses of Purchasers and shall not be reimbursed by the Company.

13.    Lock Up Agreement.    Each Purchaser shall, upon the request of the Company or upon the request of the entity with which the Company may participate in a sale, exchange, merger or transfer described in Section 2(a) above (the “Surviving Corporation”) or underwriters managing any underwritten offering of the Company’s securities or securities of the Surviving Corporation, agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (each, a “Transfer”) any shares of Common Stock of the Company or the Surviving Corporation owned by such Purchaser as a result of this Agreement without the prior written consent of the Company, the Surviving Corporation or such underwriters, as the case may be, for such period of time (not to exceed one year) from the effective date of the closing of the transaction or any such registration thereafter, as the case may be, as the Company, the Surviving Corporation or such underwriters may reasonably request; provided, however, that if Robert I. Chen or Joseph Ng Transfers any shares of Common Stock of the Company or the Surviving Corporation owned by them after the effective date of the closing of the transaction or any such registration thereafter, this paragraph shall not restrict Purchasers with respect to a proportionate amount of shares sold to them pursuant to this Agreement. For purposes of the foregoing sentence, proportionate amount of shares shall mean the greater of any percentage (the ratio determined by dividing (a) the aggregated number of shares Transferred by such person, by (b) the aggregate number of shares of Common Stock held by such person) of shares of Common Stock Transferred by either Mr. Chen or Mr. Ng; provided, further, that if the proportionate amount Transferred by Mr. Chen is 10% or greater of the shares held by Mr. Chen, this paragraph shall not restrict Purchasers with respect to any of their shares sold to them pursuant to this Agreement.

14.    Notice.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, or upon delivery to an overnight courier service addressed to the other party at the address hereinafter shown below his signature or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

15.    Successors and Assigns.    This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each party, including, without limitation, in the case of the Purchaser, Purchaser’s heirs, executors, administrators, successors and assigns.

16.    Entire Agreement; Amendments.    This Agreement, together with the Exhibits hereto, shall be construed under the laws of the State of California (as it applies to agreements between

California residents, entered into and to be performed entirely within California), and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties.

17.    Right to Specific Performance.    The Purchaser agrees that the Company shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to the Company.

18.    Separability.    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

19.    Tax Consequences and Tax Election Notification.

(a)    The Purchaser understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” means the right of the Company to buy back the stock pursuant to the Repurchase Option. The Purchaser understands that he or she may elect to be taxed at the time the Stock is purchased rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service (the “IRS”) within 30 days from the date of purchase. Even if the fair market value of the Stock equals the amount paid for the Stock, the election must be made to avoid adverse tax consequences in the future. The Purchaser understands that failure to make this filing timely will result in the recognition of ordinary income by the Purchaser, as the Repurchase Option lapses, on the difference between the purchase price and the fair market value of the Stock at the time such restriction lapses.

(b)    The Purchaser understands that the purchase price of the Stock has been set by the Board of Directors and that the Company believes this valuation is a fair attempt to appraise it. The Purchaser understands, however, that if the Purchaser files a Section 83(b) election, the Company can give no assurances that the purchase price will be accepted as the fair market value of the Stock by the IRS, and that the IRS could assert that the value of the Stock on the date of purchase was substantially greater than the purchase price.

If the IRS were to successfully argue in a tax determination that the Stock had a value greater than the price paid by the Purchaser, and the Purchaser has filed a Section 83(b) election, the additional value would constitute ordinary income as of the date of its receipt. The additional taxes (and interest) due would be payable by the Purchaser. There is no provision for the Company to reimburse the Purchaser for any potential tax liability, and the Purchaser assumes all responsibility for any such liability. If the additional value attributed to the Stock was more than 25 percent of the Purchaser’s gross income for the year in which that value was taxable, the IRS would have six years from the due date for filing of the Purchaser’s the return (or the actual filing date of the return if filed thereafter) within which to assess the additional tax and interest.

THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S RESPONSIBILITY TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF THE PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER’S BEHALF. THE PURCHASER FURTHER UNDERSTANDS THAT ANY PURPORTED ELECTION PURSUANT TO SECTION 83(B) MUST COMPLY WITH THE PROVISIONS OF TREASURY REGULATION SECTION 1.83-2. PURCHASER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK THE ASSISTANCE OF A TAX ADVISOR IN THIS MATTER.

(c)    The Purchaser shall notify the Company in writing if Purchaser files an election pursuant to Section 83(b) of the Code. The Company intends, in the event it does not receive from Purchaser evidence of such filing, to claim a tax deduction for any amount which would be taxable to Purchaser in the absence of such an election.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Purchase Agreement as of the day and year first above written.

“PURCHASER”	“COMPANY”

Neil W. Flanzraich	RAE Systems Inc.
300,000 shares of Company Common Stock

/s/ NEIL W. FLANZRAICH	/s/ ROBERT I. CHEN
Neil W. Flanzraich	By:
Title:

Address of Purchaser:	Address of the Company:
10 Tahiti Beach Isle Drive	1339 Moffett Park Drive
Coral Gables, Florida 33143	Sunnyvale, California 94089

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Purchase Agreement as of the day and year first above written.

“PURCHASER”	“COMPANY”

Dr. Phillip Frost	RAE Systems Inc.
200,000 shares of Company Common Stock

/s/ DR. PHILLIP FROST
Dr. Phillip Frost	By:
Title:
Address of Purchaser:
400 Biscayne Blvd.	Address of the Company:
Miami, FL 33137	1339 Moffett Park Drive
Sunnyvale, California 94089

EXHIBIT A

CONSENT OF SPOUSE

I,                     , spouse of                     , acknowledge that I have read the Restricted Stock Purchase Agreement dated as of December     , 2001, to which this Consent is attached as Exhibit A (the “Agreement”) and that I know its contents. I am aware that by its provisions the Company has the option to purchase certain shares of Stock of the Company which my spouse owns pursuant to the Agreement including any interest I might have therein, upon termination of his employment under circumstances set forth in the Agreement, and that certain other restrictions are imposed upon the sale or other disposition of the Stock during my spouse’s lifetime and in the event of his death.

I agree that my interest, if any, in the Stock subject to the Agreement shall be bound by the Agreement and further understand and agree that any community property interest I may have in the Stock shall be similarly bound by the Agreement.

Dated: December , 2001

(Print Name)

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                                       (            ) shares of the Common Stock of RAE Systems Inc., a California corporation, standing in the undersigned’s name on the books of said corporation represented by Certificate No.              herewith, and do hereby irrevocably constitute and appoint                  attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Date:

EXHIBIT C

JOINT ESCROW INSTRUCTIONS

December             , 2001

Gray Cary Ware & Freidenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301

Ladies and Gentlemen:

As Escrow Agent for both RAE Systems Inc., a California corporation (“Company”), and the undersigned purchaser of stock (the “Stock”) of the Company (“Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement (“Agreement”), dated as of the date hereof, to which a copy of these Joint Escrow Instructions is attached as Exhibit C, in accordance with the following instructions:

1.    In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) shall elect to exercise the Repurchase Option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of Stock to be repurchased, the purchase price, and the time for closing the repurchase. Subject to paragraph 14 below, Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of the notice.

2.    At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares of Stock being transferred, and (c) to deliver same, together with the certificates evidencing the shares of Stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (by check) or cancellation of indebtedness for the number of shares of Stock being purchased pursuant to the exercise of the Repurchase Option.

3.    Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all stock certificates, stock assignments, or other documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated, including, but not limited to, the filing with the Department of Corporations of the State of California of an Application for Consent to Transfer Securities Subject to Legend or Escrow Condition Pursuant to Section 25151 of the California Corporate Securities Law of 1968

as presently in existence or any successor form. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a shareholder of the Company while the Stock is held by you.

4.    This escrow shall terminate at such time as there are no longer any shares of stock subject to the Repurchase Option.

5.    If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of same to Purchaser and shall be discharged of all further obligations hereunder.

6.    Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.    You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence to such good faith.

8.    You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.    You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10.    You shall not be liable for the outlawing of any rights under the statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11.    You shall be entitled to employ such legal counsel and other experts as you may deem necessary or proper to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12.    Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be counsel to the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13.    If you reasonably require other or further instructions in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14.    It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or rights of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to any one all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto.

COMPANY:	RAE Systems Inc.
1339 Moffett Park Drive
Sunnyvale, CA 94089
Attn: President

PURCHASER:	Neil W. Flanzraich
10 Tahiti Beach Isle Drive
Coral Gables, Florida 33143

Dr. Phillip Frost
4400 Biscayne Blvd.
Miami, FL 33137

ESCROW AGENT:	Gray Cary Ware & Freidenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301
Attn: Gregory M. Gallo, Esq.

16.    By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17.    This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Very truly yours,

COMPANY:

RAE Systems Inc., a California corporation

By: Title:

PURCHASER:

Neil W. Flanzraich Agreed to and accepted as of the date set forth above

PURCHASER:

Dr. Phillip Frost Agreed to and accepted as of the date set forth above

ESCROW AGENT:

Gray Cary Ware & Freidenrich LLP

By:
Gregory M. Gallo